FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(248) 433-4502
Email: jim.zeumer@pultegroup.com

PULTEGROUP REPORTS FINANCIAL RESULTS FOR 2012 FOURTH QUARTER

•	Q4 Earnings of $0.15 Per Share After Net Charges of $0.19 Per Share Resulting from Mortgage and Debt-Repurchase Charges, Partially Offset by Tax Benefits

•	Adjusted Q4 Home Sale Gross Margin of 21.8% Increased 320 Basis Points Over Prior Year and 20 Basis Points Over Prior Quarter

•	SG&A Reduced 40 Basis Points from Prior Year to 9.6% of Home Sale Revenues

•	Net New Orders Increased 27% to 3,926 Generated from 4% Fewer Communities

•	Dollar Value of Net New Orders Increased 41% to $1.2 Billion

•	Backlog Value Increased 82% to $1.9 Billion; Unit Backlog Up 65% to 6,458 Homes

•	Repurchased $496 Million of Senior Notes in Q4; Retired $592 Million of Debt in 2012

•	Cash Balance of $1.5 Billion Up $292 Million from Prior Year End

Bloomfield Hills, Mich., January 31, 2013 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its fourth quarter ended December 31, 2012. For the quarter, PulteGroup reported net income of $59 million, or $0.15 per share. Reported net income includes charges of $49 million, or $0.13 per share, for potential future loan repurchase obligations, and $32 million, or $0.08 per share, relating to the repurchase of $496 million of senior notes in the period. These charges were partially offset by $8 million, or $0.02 per share, of income tax benefits associated with the favorable resolution of certain tax matters.

In the prior year fourth quarter, PulteGroup reported net income of $14 million, or $0.04 per share, inclusive of net charges totaling $27 million, or $0.07 per share, related to potential future loan repurchase obligations, land-related charges, and debt repurchases, partially offset by land-sale gains and income tax benefits.

“We are pleased to report another quarter of strong financial results that demonstrate improved fundamental operating performance and higher returns on invested capital,” said Richard J. Dugas, Jr., Chairman, President and CEO of PulteGroup. “Improving market conditions, combined with the value creation initiatives we have implemented over the last two years, helped to drive a 320 basis point increase in our adjusted gross margin to 21.8%. In addition, our continued focus on cost controls enabled us to realize a 40 basis point decrease in our SG&A as a percentage of home sales to 9.6%.”

“Fourth quarter results also demonstrated continued strong cash flow generation consistent with our focus on greater capital efficiency. For the full year, we were able to increase our cash position by $292 million after paying down almost $600 million of senior notes.”

“We now look ahead to 2013 with expectations for a continued rebound in U.S. housing driven by record low interest rates, higher rent vs. own costs, rising home prices and sharply lower overall housing inventory. Given this expectation, and consistent with our focus on improving long-term returns, we have authorized an additional $250 million per year of investment in land and related development in 2013 and 2014. This incremental investment, which will raise planned land spend for each year to approximately $1.2 billion, will be made using the same disciplined capital investment process we established 18 months ago. The incremental investment is expected to provide additional land resources for use primarily in 2014 and beyond.”

Fourth Quarter Results

Home sale revenues in the fourth quarter ended December 31, 2012, totaled $1.5 billion, an increase of 27% over the prior year's fourth quarter. The increase in revenue was driven by a 20% increase in closings to 5,154 homes, combined with a 6% increase in average selling price to $287,000. The higher average selling price reported for the quarter reflects price increases, as well as a continued shift in product mix to include more move-up homes being closed in the period.

The Company's adjusted home sale gross margin for the fourth quarter was 21.8%, an increase of 320 basis points over the prior year and 20 basis points compared with the third quarter of 2012. Homebuilding SG&A expense for the quarter was $142 million, or 9.6% of home sale revenues. SG&A for the prior year period was $117 million, or 10.0% of home sale revenues.

For the quarter, the Company reported 3,926 net new orders, an increase of 27% over prior year orders of 3,084. The dollar value of net new orders in the quarter was $1.2 billion, an increase of 41% over the prior year order value of $828 million. The Company operated out of 4% fewer communities in the fourth quarter of 2012 compared with the comparable prior year period. Contract backlog at year end was valued at $1.9 billion and totaled 6,458 homes, which represent increases of 82% and 65%, respectively, over the prior year.

The Company's financial services operations reported a pretax loss of $24 million in the quarter, inclusive of a $49 million charge associated with potential future loan repurchase obligations. The increase in estimated repurchase obligations primarily reflects the Company's expectation that repurchase requests will now continue through 2014, or a year longer than previously estimated, coupled with a higher volume of repurchase requests experienced in 2012.

During the quarter, the Company used available cash to repurchase $496 million principal value of its senior notes, resulting in a pretax charge of $32 million. Combined with transactions completed earlier in the year, the Company retired an aggregate $592 million principal value of its senior notes during 2012 which helped to lower the Company's year-end debt and net debt-to-total capitalization to 53% and 32%, respectively.

A conference call discussing PulteGroup's fourth quarter results will be held Thursday, January 31, 2013, at 8:30 a.m. Eastern Time, and webcast live via pultegroupinc.com. Interested investors can access the call via the Company's home page at pultegroupinc.com, and are encouraged to download the available slides that provide additional details on the Company's fourth quarter results.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to continuing adverse conditions in the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Bloomfield Hills, Mich., is one of America's largest homebuilding companies with operations in approximately 60 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes and Del Webb, the company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and new homes designed for the way people actually live today. As the most awarded homebuilder in customer satisfaction, PulteGroup brands have consistently ranked among top homebuilders in third-party customer satisfaction studies.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroupinc.com; www.pulte.com; www.centex.com; and www.delwebb.com.

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PulteGroup, Inc. Consolidated Results of Operations ($000's omitted, except per share data) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Homebuilding
Home sale revenues	$1,481,517	$1,167,141	$4,552,412	$3,950,743
Land sale revenues	36,928	63,830	106,698	82,853
	1,518,445	1,230,971	4,659,110	4,033,596
Financial Services	48,521	31,374	160,888	103,094
Total revenues	1,566,966	1,262,345	4,819,998	4,136,690

Homebuilding Cost of Revenues:
Home sale cost of revenues	1,228,201	1,021,873	3,833,451	3,444,398
Land sale cost of revenues	32,811	57,497	94,880	59,279
	1,261,012	1,079,370	3,928,331	3,503,677

Financial Services expenses	72,597	58,836	135,511	137,666
Selling, general, and administrative expenses	141,766	117,204	514,457	519,583
Other expense (income), net	41,728	18,337	66,298	293,102
Interest income	(1,331)	(1,351)	(4,913)	(5,055)
Interest expense	204	323	819	1,313
Equity in (earnings) loss of unconsolidated entities	(223)	(1,299)	(4,059)	(3,296)
Income (loss) before income taxes	51,213	(9,075)	183,554	(310,300)
Income tax expense (benefit)	(7,529)	(22,896)	(22,591)	(99,912)
Net income (loss)	$58,742	$13,821	$206,145	$(210,388)

Net income (loss) per share:
Basic	$0.15	$0.04	$0.54	$(0.55)
Diluted	$0.15	$0.04	$0.54	$(0.55)

Number of shares used in calculation:
Basic	383,404	380,149	381,562	379,877
Effect of dilutive securities	5,900	1,112	3,002	—
Diluted	389,304	381,261	384,564	379,877

PulteGroup, Inc. Condensed Consolidated Balance Sheets ($000's omitted) (Unaudited)

	December 31, 2012	December 31, 2011

ASSETS

Cash and equivalents	$1,404,760	$1,083,071
Restricted cash	71,950	101,860
House and land inventory	4,214,046	4,636,468
Land held for sale	91,104	135,307
Land, not owned, under option agreements	31,066	24,905
Residential mortgage loans available-for-sale	318,931	258,075
Investments in unconsolidated entities	45,629	35,988
Other assets	407,675	447,598
Intangible assets	149,248	162,348
	$6,734,409	$6,885,620

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Accounts payable	$178,274	$196,447
Customer deposits	101,183	46,960
Accrued and other liabilities	1,418,063	1,411,941
Income tax liabilities	198,865	203,313
Financial Services debt	138,795	—
Senior notes	2,509,613	3,088,344
Total liabilities	4,544,793	4,947,005

Shareholders' equity	2,189,616	1,938,615

	$6,734,409	$6,885,620

PulteGroup, Inc. Consolidating Statements of Cash Flows ($000's omitted) (Unaudited)

	Year Ended
	December 31,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$206,145	$(210,388)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Write-down of land and deposits and pre-acquisition costs	17,195	35,786
Goodwill impairments	—	240,541
Amortization and depreciation	30,027	32,098
Stock-based compensation expense	22,897	16,970
Loss on debt repurchases	32,071	5,638
Equity in (earnings) loss of unconsolidated entities	(4,059)	(3,296)
Distributions of earnings from unconsolidated entities	7,488	7,083
Other non-cash, net	10,356	12,188
Increase (decrease) in cash due to:
Restricted cash	1,257	5,940
Inventories	455,223	54,891
Residential mortgage loans available-for-sale	(60,828)	(82,113)
Other assets	26,014	182,471
Accounts payable, accrued and other liabilities	20,802	(189,435)
Income tax liabilities	(4,448)	(91,095)
Net cash provided by (used in) operating activities	760,140	17,279
Cash flows from investing activities:
Distributions from unconsolidated entities	3,029	4,531
Investments in unconsolidated entities	(16,456)	(4,603)
Net change in loans held for investment	836	325
Change in restricted cash related to letters of credit	28,653	(83,199)
Proceeds from the sale of property and equipment	7,586	10,555
Capital expenditures	(13,942)	(21,238)
Net cash provided by (used in) investing activities	9,706	(93,629)
Cash flows from financing activities:
Financial Services borrowings (repayments)	138,795	—
Other borrowings (repayments)	(618,800)	(321,133)
Stock option exercises	32,809	—
Stock repurchases	(961)	(2,836)
Net cash provided by (used in) financing activities	(448,157)	(323,969)
Net increase (decrease) in cash and equivalents	321,689	(400,319)
Cash and equivalents at beginning of period	1,083,071	1,483,390
Cash and equivalents at end of period	$1,404,760	$1,083,071

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$(1,470)	$(9,623)
Income taxes paid (refunded), net	$(13,322)	$(62,167)

PulteGroup, Inc. Segment Data ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
HOMEBUILDING:
Home sale revenues	$1,481,517	$1,167,141	$4,552,412	$3,950,743
Land sale revenues	36,928	63,830	106,698	82,853
Total Homebuilding revenues	1,518,445	1,230,971	4,659,110	4,033,596

Home sale cost of revenues	1,228,201	1,021,873	3,833,451	3,444,398
Land sale cost of revenues	32,811	57,497	94,880	59,279
Selling, general, and administrative expenses	141,766	117,204	514,457	519,583
Equity in (earnings) loss of unconsolidated entities	(159)	(1,263)	(3,873)	(3,194)
Other expense (income), net	41,728	18,337	66,298	293,102
Interest income, net	(1,127)	(1,028)	(4,094)	(3,742)
Income (loss) before income taxes	$75,225	$18,351	$157,991	$(275,830)

FINANCIAL SERVICES:
Income (loss) before income taxes	$(24,012)	$(27,426)	$25,563	$(34,470)

CONSOLIDATED:
Income (loss) before income taxes	$51,213	$(9,075)	$183,554	$(310,300)

PulteGroup, Inc. Segment data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Home sale revenues	$1,481,517	$1,167,141	$4,552,412	$3,950,743

Closings - units
Northeast	576	649	1,800	1,880
Southeast	773	739	2,757	2,771
Florida	707	596	2,340	2,251
Texas	1,003	822	3,487	3,327
North	1,046	742	3,103	2,579
Southwest	1,049	755	3,018	2,467
	5,154	4,303	16,505	15,275
Average selling price	$287	$271	$276	$259

Net new orders - units
Northeast	398	371	1,997	1,749
Southeast	682	534	3,066	2,642
Florida	600	470	2,747	2,314
Texas	905	597	4,117	3,278
North	789	586	3,661	2,635
Southwest	552	526	3,451	2,597
	3,926	3,084	19,039	15,215
Net new orders - dollars (a)	$1,166,760	$828,154	$5,424,300	$3,953,829

			December 31,
			2012	2011
Unit backlog
Northeast			622	425
Southeast			911	602
Florida			1,065	658
Texas			1,455	825
North			1,267	709
Southwest			1,138	705
			6,458	3,924
Dollars in backlog			$1,931,538	$1,059,649

(a)	Net new order dollars represent a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc. Segment Data, continued ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
MORTGAGE ORIGINATIONS:
Origination volume	3,625	2,815	11,322	9,482
Origination principal	$828,607	$622,473	$2,509,928	$1,986,225
Capture rate	83.0%	81.8%	81.9%	78.5%

Supplemental Data ($000's omitted) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Interest in inventory, beginning of period	$352,026	$365,343	$355,068	$323,379
Interest capitalized	47,734	53,704	201,103	221,071
Interest expensed	(67,880)	(63,979)	(224,291)	(189,382)
Interest in inventory, end of period	$331,880	$355,068	$331,880	$355,068
Interest incurred	$47,734	$53,704	$201,103	$221,071

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures

This report contains information about our home sale gross margins reflecting certain adjustments. This measure is considered a non-GAAP financial measure under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measure as a measure of our operating performance. Management and our local divisions use this measure in evaluating the operating performance of each community and in making strategic decisions regarding sales pricing, construction and development pace, product mix, and other daily operating decisions. We believe it is a relevant and useful measure to investors for evaluating our performance through gross profit generated on homes delivered during a given period and for comparing our operating performance to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments thereto before comparing our measure to that of such other companies.

The following table sets forth a reconciliation of this non-GAAP financial measure to the GAAP financial measure that management believes to be most directly comparable ($000's omitted):

Home Sale Gross Margin
	Three Months Ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011

Home sale revenues	$1,481,517	$1,232,704	$1,024,405	$813,786	$1,167,141
Home sale cost of revenues	1,228,201	1,023,704	869,379	712,166	1,021,873
Home sale gross margin	253,316	209,000	155,026	101,620	145,268
Add:
Impairments (a)	2,250	385	633	3,700	7,885
Capitalized interest amortization (a)	67,880	57,155	52,070	47,186	63,979
Adjusted home sale gross margin	$323,446	$266,540	$207,729	$152,506	$217,132

Home sale gross margin as a percentage of home sale revenues	17.1%	17.0%	15.1%	12.5%	12.4%

Adjusted home sale gross margin as a percentage of home sale revenues	21.8%	21.6%	20.3%	18.7%	18.6%

(a)	Write-offs of capitalized interest related to impairments are reflected in capitalized interest amortization.